Exhibit 99.1


                TAL International Group, Inc. Reports
          Second Quarter 2007 Results and Quarterly Dividend


    PURCHASE, N.Y.--(BUSINESS WIRE)--Aug. 6, 2007--TAL International Group, Inc. (NYSE: TAL), one of the world's largest lessors of intermodal freight containers and chassis, today reported results for the second quarter and six months ended June 30, 2007.

    Pre-tax income for the quarter was $32.3 million compared to $20.8 million in the prior year quarter. Adjusted pre-tax income(1) for the quarter, excluding unrealized gains / losses on interest rate swaps in 2007 and 2006 and write-off of deferred financing costs in 2006, was $21.1 million in the second quarter of 2007, compared to $18.7 million in the second quarter of 2006. Please see page 7 for a detailed reconciliation of adjusted pre-tax income. The Company focuses on pre-tax results as it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on the existing container fleet and planned future equipment purchases.

    Total revenues for the second quarter of 2007 were $84.7 million compared to $75.0 million in the second quarter of 2006. EBITDA(2) was $69.2 million for the quarter versus $60.0 million in the prior year period. Adjusted EBITDA(2) was $58.0 million for the quarter versus $55.5 million in last year's second quarter. Please see page 7 for a detailed reconciliation of EBITDA and Adjusted EBITDA.

    Net income for the second quarter of 2007 was $20.8 million, or $0.62 per fully diluted common share, versus $13.3 million, or $0.40 per fully diluted common share in the prior year quarter. Adjusted Net Income (3) for the quarter, excluding unrealized gains / losses on interest rate swaps in 2007 and 2006 and write-off of deferred financing costs in 2006, was $13.5 million in the second quarter of 2007, or $0.41 per fully diluted common share, compared to $12.0 million, or $0.36 per fully diluted common share in the second quarter of 2006. Please see page 7 for a detailed reconciliation of Adjusted Net Income.

    "Our results for the second quarter of 2007 build on the great start we had in the first quarter, and place us in good shape to have a strong year," commented Brian M. Sondey, President and CEO of TAL International. "In the second quarter we achieved solid on-hire growth in the run-up to the summer peak season for dry containers, and achieved exceptional selling results for our used containers and in our third-party container trading business. Our overall utilization decreased during the quarter as factory deliveries of new containers out-paced our on-hire growth, but this should reverse over the next few months as factory deliveries slow. Utilization of our fleet excluding new units remains high at 94.8%."

    Pre-tax income for the first six months of 2007 was $49.6 million compared to $35.5 million for the same period last year. Adjusted pre-tax income(1) for the first six months, excluding unrealized gains / losses on interest rate swaps in 2007 and 2006 and write-off of deferred financing costs in 2006, was $41.5 million in the first six months of 2007, compared to $34.3 million for the same period last year. Please see page 7 for a detailed reconciliation of adjusted pre-tax income.

    Total revenues for the first six months of 2007 were $164.3 million compared to $149.6 million for the same period last year. EBITDA(2) was $122.9 million for the first half of 2007 versus $112.6 million for the same period last year. Adjusted EBITDA(2) was $114.8 million for the first half of 2007 versus $109.1 million for the same period last year. Please see page 7 for a detailed reconciliation of EBITDA and Adjusted EBITDA.

    Net income for the first six months of 2007 was $31.9 million, or $0.95 per fully diluted common share, versus $22.8 million, or $0.68 per fully diluted common share for the same period last year. Adjusted Net Income (3) for the first six months, excluding unrealized gains / losses on interest rate swaps in 2007 and 2006 and write-off of deferred financing costs in 2006, was $26.7 million for the first six months of 2007, or $0.80 per fully diluted common share, compared to $22.0 million, or $0.66 per fully diluted common share for the same period last year. Please see page 7 for a detailed reconciliation of Adjusted Net Income.

    Outlook

    Mr. Sondey added, "The outlook for the industry remains generally favorable. Analysts continue to expect trade growth to remain in the 10% range for 2007, and many of our customers are reporting that trade volumes have been better than expected so far this year. New container prices have decreased from the first quarter, though they remain at a relatively high level. We expect our utilization to improve in the third quarter as our new factory units are increasingly placed on-hire to our customers over the remaining peak season months, though lease pricing remains aggressive, especially for new container transactions, and our disposal results in the second quarter benefited from a large gain on the sale of leaseable containers that may not re-occur in the third quarter. On balance, we believe that our results should hold fairly steady from the second to the third quarter of 2007, before picking up in the fourth quarter as another vintage year of containers reaches the end of its depreciable life."

    Dividend

    TAL's board of directors has approved and declared a $0.375 per share quarterly cash dividend on its issued and outstanding common stock, payable on August 29, 2007 to shareholders of record at the close of business on August 15, 2007.

    Strategic Review

    On June 5, 2007, TAL issued a press release indicating that Citigroup Global Markets Inc. had been hired to assist the Company in evaluating a number of strategic alternatives to increase shareholder value. The review process is ongoing, and TAL does not anticipate providing a further update at this time.

    Investors' Webcast

    TAL will hold a Webcast at 9 a.m. (New York time) on Tuesday, August 7th to discuss its fiscal second quarter and six month results. An archive of the Webcast will be available one hour after the live call through Friday August 24, 2007. To access the live Webcast or archive, please visit the Company's Web site at http://www.talinternational.com.

    About TAL International Group, Inc.

    TAL is one of the world's largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 188 third party container depot facilities in 38 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 679,000 containers and related equipment representing approximately 1,102,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

    Important Cautionary Information Regarding Forward-Looking
Statements

    Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 13, 2007.

    The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

    (1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

    (2) EBITDA and Adjusted EBITDA are non-GAAP measurements we believe are useful in evaluating our operating performance. The
Company's definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

    (3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted net income is outlined in the attached schedules.


                    TAL INTERNATIONAL GROUP, INC.
                     Consolidated Balance Sheets
              (Dollars in thousands, except share data)

                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
                                              (Unaudited)
Assets:
Cash and cash equivalents (including
 restricted cash of $15,965 and $14,526)      $    45,536  $    58,167
Accounts receivable, net of allowances of
 $600 and $266                                     42,930       39,318
Net investment in finance leases                  176,021      152,586
Leasing equipment, net of accumulated
 depreciation and allowances of $247,076 and
 $208,756                                       1,199,623    1,080,523
Leasehold improvements and other fixed
 assets, net of accumulated depreciation and
 amortization of $2,588 and $2,132                  2,898        2,855
Equipment held for sale                            23,143       20,768
Goodwill                                           71,898       71,898
Deferred financing costs                            6,502        6,957
Other assets (including fair value of
 derivative instruments)                           34,743       22,591
                                              ----------- ------------
   Total assets                               $ 1,603,294  $ 1,455,663
                                              =========== ============
Liabilities and stockholders' equity:
Accounts payable                              $   100,457  $    13,273
Accrued expenses (including fair value of
 derivative instruments)                           39,454       50,453
Income taxes payable                                  347          219
Deferred income tax liability                      51,958       34,651
Debt                                              993,200      958,317
                                              ----------- ------------
   Total liabilities                            1,185,416    1,056,913
Stockholders' equity:
Preferred stock, $.001 par value, 500,000
 shares authorized, none issued                         -            -
Common stock, $.001 par value, 100,000,000
 shares authorized, 33,396,974 and 33,303,031
 shares issued and outstanding, respectively           33           33
Treasury stock, at cost, 136,250 shares           (2,862)      (2,862)
Additional paid-in capital                        394,739      394,440
Retained earnings                                  22,868        3,476
Accumulated other comprehensive income              3,100        3,663
                                              ----------- ------------
  Total stockholders' equity                      417,878      398,750
                                              ----------- ------------
   Total liabilities and stockholders' equity $ 1,603,294  $ 1,455,663
                                              =========== ============


                    TAL INTERNATIONAL GROUP, INC.
                Consolidated Statements of Operations
     (Dollars and shares in thousands, except earnings per share)


                              Three Months Ended    Six Months Ended
                                    June 30,            June 30,
                              ------------------- --------------------
                                 2007      2006      2007       2006
                              ----------- ------- ----------- --------
                                  (Unaudited)         (Unaudited)
Revenues:
Leasing revenues, including
 income recognized on finance
 leases of $4,397, $2,832,
 $8,598 and $5,117,
 respectively                     $68,847 $67,091    $137,028 $134,632
Equipment trading revenue          13,876   5,757      23,114   10,776
Management fee income               1,552   1,573       3,141    3,149
Other revenues                        457     563       1,021    1,040
                              ----------- ------- ----------- --------
  Total revenues                   84,732  74,984     164,304  149,597
                              ----------- ------- ----------- --------
Expenses:
Equipment trading expenses         11,268   4,714      18,667    8,939
Direct operating expenses           8,039   7,636      15,411   14,359
Administrative expenses            10,313   9,120      20,567   18,659
Depreciation and amortization      24,686  25,703      49,182   51,192
Provision (reversal) for
 doubtful accounts                    212   (913)         329    (442)
Net (gain) on sale of leasing
 equipment                        (3,081) (1,084)     (5,501)    (976)
Write-off of deferred
 financing costs                        -   2,367           -    2,367
Interest and debt expense          12,195  11,124      24,106   23,580
Unrealized (gain) on interest
 rate swaps                      (11,240) (4,444)     (8,049)  (3,590)
                              ----------- ------- ----------- --------
  Total expenses                   52,392  54,223     114,712  114,088
                              ----------- ------- ----------- --------
Income before income taxes         32,340  20,761      49,592   35,509
Income tax expense                 11,576   7,441      17,742   12,684
                              ----------- ------- ----------- --------
Net income                        $20,764 $13,320     $31,850  $22,825
                              =========== ======= =========== ========
Net income per common share
 -- Basic                           $0.63   $0.40       $0.96    $0.69
                              =========== ======= =========== ========
Net income per common share
 -- Diluted                         $0.62   $0.40       $0.95    $0.68
                              =========== ======= =========== ========
Weighted average number of
 common shares outstanding
-- Basic                           33,199  32,895      33,191   32,889
Weighted average number of
 common shares outstanding
-- Diluted                         33,401  33,495      33,394   33,469
Cash dividends paid per
 common share                      $0.375       -      $0.675        -


                      Non-GAAP Financial Measures

    We use the terms "EBITDA", "Adjusted EBITDA", "Adjusted Pre-tax Income", and "Adjusted Net Income" throughout this press release. EBITDA is defined as net income before interest and debt expense, write-off of deferred financing costs, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted EBITDA excludes unrealized loss on interest rate swaps.

    Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized loss on interest rate swaps and the write-off of deferred financing costs. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

    EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

    We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

    -- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized losses(gains) on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

    -- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

    -- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

    We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and EBITDA to Adjusted EBITDA in the tables below for the three and six months ended June 30, 2007 and 2006.

    Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and six months ended June 30, 2007 and 2006.


                    TAL INTERNATIONAL GROUP, INC.
        Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
                        (Dollars in Thousands)

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------- -----------------
                                    2007      2006     2007     2006
                                 ----------- ------- -------- --------

Net income......................     $20,764 $13,320  $31,850  $22,825
 Add (subtract):
   Depreciation and amortization      24,686  25,703   49,182   51,192
   Write-off of deferred
    financing costs.............           -   2,367        -    2,367
   Interest and debt expense....      12,195  11,124   24,106   23,580
   Income tax expense...........      11,576   7,441   17,742   12,684
                                 ----------- ------- -------- --------
EBITDA..........................      69,221  59,955  122,880  112,648
                                 ----------- ------- -------- --------
 Add (subtract):
   Unrealized (gain) loss on
    interest rate swaps(a)......    (11,240) (4,444)  (8,049)  (3,590)
                                 ----------- ------- -------- --------
Adjusted EBITDA.................     $57,981 $55,511 $114,831 $109,058
                                 =========== ======= ======== ========

    (a) Reflects the reversal of unrealized (gains) losses on interest rate swap contracts.



                    TAL INTERNATIONAL GROUP, INC.
 Non-GAAP Reconciliation of Adjusted Pre-tax Income and Adjusted Net
                                Income
                        (Dollars in Thousands)

                                 Three Months Ended  Six Months Ended
                                      June 30,            June 30,
                                 ------------------  -----------------
                                   2007      2006     2007      2006
                                 --------  --------  -------  --------

Income before income taxes......  $32,340   $20,761  $49,592   $35,509
  Add (subtract):
    Unrealized (gain) loss on
     interest rate swaps........ (11,240)   (4,444)  (8,049)   (3,590)
    Write-off of deferred
     financing costs............        -     2,367        -     2,367
                                 --------  --------  -------  --------
Adjusted pre-tax income.........  $21,100   $18,684  $41,543   $34,286
                                 ========  ========  =======  ========


Net income......................  $20,764   $13,320  $31,850   $22,825
  Add (subtract)(a):
    Unrealized (gain) loss on
     interest rate swaps........  (7,217)   (2,851)  (5,169)   (2,308)
    Write-off of deferred
     financing costs............        -     1,519        -     1,521
                                 --------  --------  -------  --------
 Adjusted net income............  $13,547   $11,988  $26,681   $22,038
                                 ========  ========  =======  ========

    (a) All net income adjustments are reflected net of income taxes.


    CONTACT: TAL International Group, Inc.
             Jeffrey Casucci, 914-697-2900
             Vice President
             Treasury and Investor Relations